FOR IMMEDIATE RELEASE
October 13, 2014

ARC Group Worldwide, Inc. Provides Update on Form 10-K Filing

Longmont, CO., October 13, 2014/PRNewswire/--ARC Group Worldwide, Inc. (the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today announced that it is delaying the filing of its Annual Report on Form 10-K for the fiscal year ended June 30, 2014 with the Securities and Exchange Commission (“SEC”) beyond the October 14, 2014 extended filing due date.

As the Company previously disclosed in its Notification of Late Filing on Form 12b-25 filed with the SEC on September 29, 2014, the Company delayed filing its Annual Report on Form 10-K because of unforeseen delays in the integration of financial information of the businesses acquired by the Company during the fiscal year ended June 30, 2014. Prior to filing the Form 10‑K, the Company also desires to finalize certain waivers and amendments currently being negotiated with RBS Citizens, N.A. (“RBSC”) with respect to the Company’s $90 million credit facility. Management is diligently focusing on these matters and anticipates completing the fiscal year end audit, obtaining the RBSC waivers and amendments, and filing the Form 10-K planned as soon as possible. The Company does not expect that the delays will result in any changes to previously disclosed financial information regarding the fiscal year end June 30, 2014 or the preliminary results regarding the first quarter ended September 28, 2014.

About ARC Group Worldwide, Inc.
ARC Group Worldwide is a leading global advanced manufacturing and 3D printing service provider. Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market. In addition to being a world leader in metal injection molding (“MIM”), ARC has significant expertise in 3D printing and imaging, materials science, advanced tooling, automation, machining, stamping, plastic injection molding, lean manufacturing, and robotics. For more information about ARC Group Worldwide, please visit www.ArcGroupWorldwide.com, or its operating subsidiaries at www.3DMaterialTechnologies.com, www.AFTmim.com, www.AFTmimHU.com, www.ARCmim.com, www.ArcWireless.net, www.ATCmold.com, www.FloMet.com, www.GeneralFlange.com, www.Injectamax.com, www.kecycorporation.com, www.TeknaSeal.com, and www.ThixoWorks.com.
IMPORTANT INFORMATION
This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC's ability to expand its services and realize growth. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission ("SEC"), including its Form 10-K for the fiscal year ended June 30, 2013 and Form 10-Q for the period ended March 30, 2014, as well as current reports on Form 8-K filed from time-to-time with the SEC.
CONTACT: Drew M. Kelley
PHONE: (303) 467-5236
Email: InvestorRelations@ArcGroupWorldwide.com